MARKETING AGREEMENT

THIS AGREEMENT, made and entered into as of this 29th day of July, 1994, by and between SPORTS MARKETING & TELEVISION INTERNATIONAL, INC., a Connecticut corporation (hereinafter "SMTI"), and BREEDERS' CUP LIMITED, a New York not-for-profit corporation (hereinafter "BCL");

                              W I T N E S S E T H:

     THAT, WHEREAS, BCL conducts a program designed to promote the thoroughbred horse racing industry and to familiarize. the international public with such industry; and

     WHEREAS, in connection with such program BCL sponsors an annual series of thoroughbred horse races known as the "Breeders' Cup Championship" (hereinafter "Cup"), provides purses and awards in connection with thoroughbred horse races, sponsors a series of races known as the Breeders' Cup Budweiser Special Stakes Program (hereinafter "Special Stakes Races"), co-sponsors a schedule of races with the New York Racing Association (hereinafter "NYRA") known as Breeders' Cup Preview Day (hereinafter "Preview Day") and BCL owns and controls all rights in and to the names, logos, symbols, mascots and designs of BCL and the Cup (which names, logos, symbols, mascots and designs of BCL and the Cup and other BCL sponsored races are hereinafter referred to as the "Properties"); and

     WHEREAS, BCL is desirous of retaining the services of SMTI to provide general marketing consultation, broadcast and sponsorship rights sales, advertising production and media placement, publicity and public relations, television and video production, production of promotional materials, merchandising and licensing of BCL in connection with the Cup, the

Special Stakes Races, the Preview Day races and other BCL sponsored races, awards and programs and the Properties; and

     WHEREAS, SMTI is desirous of providing services to BCL in connection with the aforementioned marketing consultation, broadcast and sponsorship rights, advertising, public relations, television production, promotion materials and licensing of BCL, the Cup, the Special Stakes Races, the Preview Day races and other BCL sponsored races, awards and programs and the Properties.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

     I. ENGAGEMENT.

     BCL hereby engages and retains SMTI to provide the following services and SMTI agrees to provide such services to BCL:

     1.1. CONSULTING SERVICES. SMTI shall render to BCL conceptual, strategic and tactical expertise in terms of marketing and broadcasting BCL programs and events. SMTI agrees to provide BCL access to SMTI's business contacts and relationships. The general consulting services to be performed by SMTI shall include, but not necessarily be limited to, the following matters and activities of BCL: overall policy and planning; BCL program structure and implementation of events; promotional regulations; commercial exploitation; track selection, contract negotiation and fulfillment; consumer trends and perceptions; industry relations; and financial analysis and planning.

     1.2. MARKETING SERVICES. SMTI shall provide services and represent BCL in the general area of marketing other than as contained in this Article I below, including, but not limited to, the following: creative development; analysis and planning; presentations; simulcasting and remote wagering; host track negotiations; publicity and public relations; national promotions; track promotions; and event management. A more specific description of the foregoing marketing services is attached hereto and designated Exhibit A.

     1.3. ADVERTISING SERVICES. SMTI shall produce, and execute media placement of, all advertising (except for certain trade and nominations advertising or such other advertising agreed upon by the parties, which shall not exceed a total dollar amount of $300, 000 annually) for or in connection with BCL, the Cup or the Properties, including, but not limited to, consumer print ads; trade print ads; and radio and television commercials. A more specific description of the foregoing advertising services is attached hereto and designated Exhibit B.

     1.4. BROADCASTING SERVICES. SMTI shall provide services and represent BCL's interests in all broadcasting areas, including, but not limited to, media negotiations and media service. As used in this Agreement, "media negotiations" shall not include negotiation for the simulcasting of any BCL races. As used in this Agreement, "media service" shall not include services performed in connection with contracts for the simulcasting of any BCL races. A more specific description of the foregoing broadcasting services is attached hereto and designated Exhibit C.

     1.5. PRODUCTION SERVICES. SMTI shall provide production services, as may be requested by BCL from time to time, necessary to supply quality material for BCL programs and events, including, but not limited to, the following: securing competitive production bids;

selection of qualified third-party vendors and suppliers; establishment and control of budgets; supervision of the production process; generation of timely and accurate billing; and insuring completion and shipment of the finished product. The foregoing production services may be performed in the areas set forth on Exhibit D, attached hereto.

     1.5. SALES SERVICES. SMTI shall represent BCL in the sale of commercial rights related to the Properties and shall perform the following duties:

          (a) BROADCAST RIGHTS. SMTI shall negotiate, consummate and service all sales of rights, except simulcast rights, to all broadcasting entities including home video and videocassette sales, both domestic and foreign;

          (b) SPONSORSHIP SALES. SMTI shall negotiate, consummate and service all sales of rights to all commercial entities, both domestic and foreign;

          (c) LICENSING SALES. SMTI shall negotiate, consummate and service grants of licensing rights and privileges to all third-party licensees, racetracks and their respective sources of supply on a year to year basis at the prior consent of BCL; and

          (d) VIDEO FOOTAGE SALES. SMTI shall negotiate, consummate and service sales of video footage owned by BCL to all interested third parties on a year to year basis at the prior consent of BCL.

     1.7. VIDEO PRODUCTION. SMTI shall provide production services as may be requested by BCL from time to time necessary to supply quality video tape and film materials to, or in association with, BCL programs, presentations and events, including, but not limited to, the following: utilizing SMTI personnel to produce, direct, edit and script; securing competitive bids from third-party production companies and/or third party production studios; selection of qualified third-party personnel, companies and studios; establishment and control of budgets; generation of timely and accurate billing; and insuring completion and shipment of finished product. The foregoing video production services may be performed in the areas set forth in Exhibit E attached hereto.

     1.8. TELEVISION PRODUCTION. SMTI shall provide production services as may be requested by BCL from time to time for Breeders' Cup television events which are not produced directly by the broadcasting entities described in paragraph 1.6(a), except that SMTI shall have the exclusive right to produce the Preview Day telecasts through the year 1999 in conjunction with BCL/NBC and BCL/NYRA agreements dated July 30, 1993 and March 31, 1994, respectively. The foregoing television production services may be performed in the areas set forth in Exhibit F attached hereto.

     1.9. SMTI shall cause Michael Letis (hereinafter "Letis") to be responsible for the management of, and to devote substantial attention to, the engagement and the performance of the services set forth hereinabove in this
Article I.

     1.10. BCL agrees to cooperate with SMTI in the sale of sponsorships and licenses to third parties and accordingly shall not unreasonably withhold the approval of such sales proposals presented by SMTI during the term hereof; provided, however, that BCL may withhold approval of any proposed sale of sponsorship or sponsorship agreement which gives name entitlement to the sponsor.

     II. TERM.

     2.1. Unless sooner terminated as hereinafter provided, the term of this Agreement shall commence on January 1, 1995 and end on December 31, 1997. Unless sooner terminated as hereinafter provided, between January 1, 1997 and September 30, 1997, BCL and SMTI shall each advise the other in writing whether or not such party intends to negotiate an agreement between BCL and SMTI, or their designees, similar to this Agreement with a term commencing January 1, 1998.

     2.2. BCL or SMTI may terminate this Agreement at any time during the term hereof upon the occurrence of an event of default as provided in Article XI. Termination of this Agreement pursuant to the provisions hereof shall not release either party from any obligations existing prior to the effective date of termination.

     III. FEES.

     3.1. (a) BASE FEE. In consideration for the performance of all services to be performed pursuant to paragraphs 1.1 and 1.2 hereunder, BCL shall pay SMTI a monthly base fee of $[ ]* payable on or before the 1st day of each month during the term hereof.

     3.2. PRODUCTION PAYMENTS AND COMMISSIONS. In addition to the base fee, for the performance of the production services as set forth in paragraph 1.5 hereunder, BCL shall pay

1. SMTI an amount equal to the actual costs incurred by SMTI in the performance of such services and in the production of said materials, excluding general overhead costs, plus [ ]*% of such costs in the form of a commission to SMTI.

     In addition to the base fee, for the performance of the video production services set forth in paragraph 1.7 hereunder, BCL shall pay SMTI for the utilization of its own personnel at prevailing market prices for any specific production service (other than services performed in the production of BCL television commercials) actually performed by said

               * CONFIDENTIAL TREATMENT REQUESTED
personnel in the form of a production fee in accordance with estimates pre-approved by BCL and billed by SMTI invoice to BCL. In addition to such production fees, BCL shall pay SMTI an amount equal to the actual costs incurred by SMTI in the performance of such production services, other than those actually performed by SMTI personnel, excluding general overhead costs, plus [ ]*%, of such costs in the form of a commission to SMTI.

     In addition to the base fee, for the performance of the television production services set forth in paragraph 1.8 hereunder, BCL shall pay SMTI fee amounts in accordance with estimates pre-approved by BCL and billed by SMTI invoice to BCL.

                  3.3. BROADCAST RIGHTS COMMISSIONS. In addition to the base fee, for the performance of the broadcast media negotiations and media services set forth in paragraph 1.4 hereunder, BCL shall pay SMTI a commission equal to [ ]* percent of all fees actually received by BCL from NBC pursuant to the Agreement dated July 30, 1993 for the broadcast rights covering the Cup (the "NBC Agreement") regardless of whether such fees are received by BCL during the term of this Agreement or thereafter. In addition, BCL shall pay SMTI a commission equal to [ ]* percent of all fees actually received by BCL for broadcast media rights (other than those granted to NBC in the NBC Agreement) in respect of contracts or arrangements consummated as a result of the efforts of SMTI pursuant to paragraph 1.6(a) hereunder, provided such contracts or arrangements are fully consummated during the term hereof.

     3.4. SPONSORSHIP AND LICENSE FEES. In addition to the base fee, BCL shall pay SMTI a commission during the term hereof equal to [ ]* percent of the gross amount up to $[ ]* and [ ] *percent of the gross amount over $[ ]* annually of all advances, royalties,


* CONFIDENTIAL TREATMENT REQUESTED
guarantees, sponsorship fees, license fees or any and all other such fees or sums actually received by BCL from sponsoring companies, official licensees and approved racetrack suppliers in respect of sponsorship and license contracts or arrangements consummated pursuant to paragraphs 1.6(b), 1.6(c) and 1.6(d) hereunder, provided such contracts or arrangements are in full force and effect and not in default on the date of execution of this Agreement or fully consummated during the term hereof.

     3.5. ADVERTISING COMMISSIONS. In addition to the base fee, SMTI shall retain a commission equal to [ ]*%, of all annual gross advertising placement billings up to a total amount of $[ ]* and [ ]*percent of all billings amounts in excess of $[ ]* during the term hereof, provided BCL has approved the production and placement of such media advertising (television, radio and print) in advance. This paragraph 3.5 shall not apply to the trade and nominations advertising produced by or at the direction of BCL pursuant to paragraph 1.3 hereunder.

     3.6. OUT-OF-POCKET EXPENSES. BCL shall reimburse SMTI for pre-approved travel, lodging, sustenance and reasonable entertainment expenses in connection with general publicity and media relations, and on-location host track contract negotiations and simulcasting or remote wagering development within fifteen
(15) days after receipt by BCL of a statement setting forth in reasonable detail such expenses.

IV. STATUS OF SMTI.

     It is expressly understood that SMTI shall act at all times herein as an independent

* CONFIDENTIAL TREATMENT REQUESTED
contractor, and nothing contained herein shall be construed to create the relation between the parties of partners or joint venturers, licensor and licensee, or employer and employee.

V. ASSIGNMENTS.

     5.1. The parties hereto understand and agree that BCL is entering this Agreement in reliance upon the personal expertise of, and availability of the personal services of key employees of, SMTI, including, but not limited to, Letis. This Agreement shall not be assigned by SMTI to any other person or entity without the prior written consent of BCL.

     5.2. In the event of the sale of SMTI to any other person or entity, or in the event of the merger or consolidation of SMTI with any other corporation, then this Agreement may be assigned by SMTI to such successor person or entity provided that, prior to such assignment, such successor person or entity has effectively agreed for the benefit of BCL to assume all of the obligations of SMTI under the terms of this Agreement, including the provisions of paragraph 11.2(c) hereof.

     5.3. This Agreement shall not be assigned by BCL without the prior consent of SMTI, except that if BCL is merged or consolidated into a successor corporation, then BCL may assign this Agreement to such successor corporation provided that prior thereto said successor corporation has effectively agreed for the benefit of SMTI to assume all of BCL's obligations hereunder.

VI. SUBCONTRACTING.

     SMTI may subcontract to third parties the performance of services to be performed by SMTI pursuant to this Agreement; provided, however, only those services which, in the opinion of SMTI and BCL, SMTI lacks the technical expertise, personnel or facilities to perform are subject to this right to subcontract. SMTI shall remain responsible for the performance of such subcontracted services; and provided further, that any such party who is subcontracted by SMTI hereunder shall undertake to be bound by, and comply with, Article VII hereof.

VII. CONFIDENTIALITY.

     All knowledge and information which SMTI may acquire from BCL, or from any of its employees or agents, or on the premises of BCL, respecting the plans, methods, trade secrets and other private matters of BCL, shall for all time and all purposes be regarded as strictly confidential and held in trust solely for the benefit of BCL and shall not be directly or indirectly disclosed by SMTI to any person other than those persons specifically designated by BCL. It is understood that the employees, agents and authorized personnel of SMTI may use such information in the ordinary course of business pertaining to this Agreement and that SMTI shall use its best efforts to preserve the confidentiality of such information at all times.

VIII. REPRESENTATIONS AND WARRANTIES.

     8.1. BCL hereby represents and warrants that it is the sole and absolute owner of the Properties, including all trademarks and copyrights associated therewith. Furthermore, BCL represents and warrants that as of the date of this Agreement the Properties do not infringe any contract, agreement, copyright, trademark, literary, artistic or property right, or any right of privacy or right of publicity of any third party, nor do such Properties constitute slander or libel of any person, firm, corporation or association whatsoever. BCL further represents and warrants that there is no litigation, proceeding or claim of any nature pending or threatened against BCL which may adversely affect the rights granted to SMTI hereunder.

     8.2. SMTI represents and warrants that it shall in good faith and with diligence conduct all activities described in Article I hereof. SMTI further represents and warrants that there is no litigation, proceeding, or claim pending or threatened against SMTI, its agents or employees, which may adversely affect the duties imposed upon it hereunder.

IX. INDEMNIFICATION.

     9.1. BCL shall indemnify and hold harmless SMTI from all suits, claims, expenses, costs and liability (including reasonable legal fees and expenses) arising directly or indirectly out of any misrepresentation or breach of warranty made or given by BCL in this Agreement.

     9.2. SMTI shall indemnify and hold harmless BCL from all suits, claims, expenses, costs and liability (including reasonable legal fees and expenses) arising directly or indirectly out of any misrepresentation or breach of warranty made or given by SMTI in this Agreement or out of SMTI's failure to pay, when due, sums attributable to vendors, subcontractors or third persons utilized to enable SMTI to perform its duties hereunder.

X. BOOKKEEPING AND ACCOUNTING.

     10.1. All sums due BCL from third parties with regard to license agreements, sponsorship agreements and media rights agreements unless otherwise agreed to by BCL shall be remitted directly from such third parties to BCL and BCL shall, within fifteen (15) days after its receipt thereof, remit SMTI's commission thereon to SMTI.

     10.2. BCL agrees to submit payment of all costs of media placement and production of printed materials, films, video tapes, television programs and such other items as may be produced by SMTI hereunder within fifteen (15) days after the receipt by BCL of a statement setting forth in reasonable detail such costs.

     10.3. SMTI and BCL agree to keep accurate books and records covering all transactions relative to this Agreement. SMTI and BCL or their respective duly authorized representatives shall have the right at all reasonable hours of any business day upon reasonable notice to examine at the other's place of business said books and records and other documents and materials in the possession or under the control of each with respect to the subject matter and provisions of this Agreement and shall have free and full access thereto to examine and make extracts therefrom. SMTI and BCL shall keep all said books and records available for at least two (2) years subsequent to the expiration of this Agreement. A true copy of all audits with respect to the subject matter of this Agreement made by SMTI or BCL or their representatives shall be delivered to the other immediately upon completion. Such right to examine is limited to SMTI's and BCL's business only as it relates to this Agreement and neither shall have the right under any circumstances to examine records relating to the other's business generally or with respect to any other matters for purposes of comparison or otherwise.

XI. EVENTS OF DEFAULT.

     11.1. The occurrence of any of the following events shall constitute an event of default upon which BCL may, at its option, forthwith terminate this Agreement effective the date notice of termination is mailed by BCL to SMTI:

          (a) The filing by or against SMTI in any forum or jurisdiction of any petition, voluntary or involuntary (which petition if involuntary is not dismissed or vacated within sixty (60) days), for relief and accord in bankruptcy or for reorganization or rearrangement under the bankruptcy laws, or an action for receivership of any nature or for an assignment for the benefit of SMTI's creditors; and

          (b) The dissolution of SMTI for any reason where SMTI shall not continue, without interruption, its business affairs.

     11.2. The occurrence of any of the following events shall constitute an event of default upon which BCL may, at its option, terminate this Agreement effective thirty (30) days after SMTI receives notice of said default, provided said default remains uncured at the conclusion of the thirty (30) day period:

          (a) The failure of SMTI to perform in any material respect the engagement described in Article I hereof to the reasonable satisfaction of BCL;

          (b) The breach of any representation or warranty made by SMTI hereunder; or

          (c) The termination of employment of Letis with SMTI, whether caused by Letis or SMTI, or for any reason, or the unavailability of Letis (for whatever reason) to perform services necessary to enable SMTI to comply with the terms of this Agreement, it being understood that an important inducement to BCL to enter this Agreement is the availability of Letis as an employee of SMTI.

     11.3. The occurrence of any of the following events shall constitute an event of default upon which SMTI may, at its option, forthwith terminate this Agreement effective the date notice of termination is mailed by SMTI to BCL:

          (a) The filing by or against BCL in any forum or jurisdiction of any petition, voluntary or involuntary (which petition if involuntary is not dismissed or vacated within sixty (60) days), for relief and accord in bankruptcy or for a reorganization or rearrangement under the bankruptcy laws, or an action for receivership of any nature or for an assignment for the benefit of BCL's creditors.

          (b) The dissolution of BCL for any reason, where BCL shall not continue, without interruption, its business affairs.

     11.4. The occurrence of any of the following events shall constitute an event of default upon which SMTI may, at its option, terminate this Agreement effective thirty (30) days after BCL receives notice of said default, provided said default remains uncured at the conclusion of the thirty (30) day period:

          (a) The failure of BCL to make payments of any sums due hereunder on the date said payments are due.

          (b) The granting by BCL to any person or company other than SMTI the rights of advertising (other than as provided in paragraph 1.3 hereunder), broadcast negotiation, broadcast sales, sponsorship sales, or any other right granted by the terms of this Agreement to SMTI.

          (c) The breach of any representation or warranty made by BCL hereunder.

     11.5. It is expressly understood and agreed between the parties hereto that the rights and remedies provided hereunder are cumulative and that the exercise of any right or remedy upon the occurrence of an event of default shall not constitute a waiver of any other rights or remedies which may be available hereunder or at law or in equity to either party hereto.

XII. AUTHORITY OF SMTI.

     It is expressly understood by the parties hereto that SMTI has no authority to cause BCL to become liable upon any contract without BCL's prior written authorization, which may be general or specific, and any agreement which may be negotiated by SMTI shall be submitted to BCL for approval, modification or rejection. In addition, before being utilized, published or distributed, all advertising, publicity and promotional materials shall be approved by BCL.

XIII RIGHTS UPON TERMINATION.

     13.1. It is expressly understood that upon the termination or expiration of this Agreement, all rights and privileges granted by BCL to SMTI except for the Preview Day television production rights in paragraph 1.8 hereof shall immediately revert back to BCL and BCL, thereafter, shall have no further obligation to SMTI, except for payment of sums which became due to SMTI prior to termination or expiration of this Agreement and except for payment of all commissions due to SMTI pursuant to paragraphs 3.3 and 3.4 hereof in respect of agreements consummated during the term of this Agreement.

     13.2. It is further agreed that, notwithstanding the provisions of paragraph 13.1 hereof, in the event of termination of this Agreement pursuant to paragraphs 11.1 or 11.2 hereof, except for termination resulting from the death or disability of Letis, BCL shall have no obligation to pay commissions to SMTI pursuant to paragraphs 3.3 or 3.4 hereof in respect of broadcast media rights fees, sponsorship fees or license fees received by BCL if:

          (a) Such fees are received after the date of termination, and

          (b) BCL has been reasonably required to retain the services of persons or firms other than SMTI (including BCL employees) to perform BCL's obligations under such broadcast media rights agreements, sponsorship agreements or license agreements.

XIV. NOTICES.

     All notices, requests, statements and other communications hereunder shall be in writing and shall be given by certified or registered mail, return receipt requested, as follows:

                  If to SMTI:         Sports Marketing & Television
                                       International, Inc.
                                      410 Greenwich Avenue
                                      Greenwich, Connecticut 06830
                                      Attn: Michael A. Letis

                  If to BCL:            Breeders' Cup Limited
                                        2525 Harrodsburg Road
                                        P.O. Box 4230
                                        Lexington, Kentucky 40544
                                        Attn: James E. Bassett, III

                                 cc:      Robert M. Watt, III, Esq.
                                          Stoll, Keenon & Park
                                          201 East Main Street
                                          Suite 1000
                                          Lexington, Kentucky 40507-1380

or at such other addresses as the parties may designate in writing in accordance with this Article XIV.

XV. MISCELLANEOUS.

     15.1. This Agreement shall be construed and interpreted in accordance with and governed by the laws of the Commonwealth of Kentucky and the parties hereby agree that this Agreement is made in Fayette County, Kentucky, and is to be performed in Fayette County, Kentucky.

     15.2. In the event any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidation, illegality or unenforceability shall not affect any other provisions hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

     15.3. Each party hereto has the full right, power and authority to execute this Agreement, which execution and delivery has been duly authorized by all requisite corporate action of the parties hereto, the persons executing this Agreement have been duly authorized to do so, and this Agreement is a legal, valid and binding obligation of each party hereto. The execution and performance of this Agreement will not violate any provisions of law or the Articles of Incorporation or Bylaws of the parties hereto or any amendments thereto.

     15.4. This provisions of this Agreement shall inure to the benefit and responsibility of the parties hereto, their successors and assigns (but only to the extent such assignment is permitted herein) and shall not benefit or affect any third party.

     15.5. All exhibits attached hereto, and all terms and provisions thereof, are deemed to be a part hereof as if fully set forth herein and are deemed to be incorporated by reference herein.

     15.6. This Agreement constitutes the entire understanding between the parties hereto, supersedes all prior written and oral agreements pertaining hereto, and shall not be modified or amended unless in writing signed by duly authorized representatives of such parties. The failure of either SMTI or BCL to enforce, or the delay of either SMTI or BCL in enforcing, any of the said party's rights under this Agreement shall not be deeded a continuing waiver and such party may, within such time as is provided by applicable law, commence appropriate suits, actions or proceedings to enforce any or all such rights.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                       SPORTS MARKETING & TELEVISION
                                                    INTERNATIONAL, INC.


                                              By: /s/ Michael Letis
                                                 ------------------

                                                  Michael Letis



                                              BREEDERS' CUP LIMITED


                                              By: /s/ James Bassett III
                                                 ----------------------

                                                 James Bassett III